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                                                                    EXHIBIT 99.1

November ___, 1998

Dear Prospective Investor:

         We are pleased to announce that Florida Business BancGroup, Inc., a Florida corporation and parent of Bay Cities Bank ("Company"), is offering up to 1,500,000 units composed of one share of common stock and one warrant to purchase one share of common stock. Florida Business BancGroup, Inc. is offering the units at a price of $10.00 each unit to members of the general public. Net offering proceeds will increase the capital of the Bank and support future growth of the Bank.

         We have enclosed the following materials which will help you learn more about the merits of Florida Business BancGroup, Inc. as an investment. Please read and review the materials carefully.

         PROSPECTUS: This document provides detailed information about the operations of Florida Business BancGroup, Inc. and a complete discussion on the proposed Offering.

         UNIT ORDER FORM & CERTIFICATION FORM: This form is used to purchase units composed of one share of common stock and one warrant to purchase one share of common stock by returning it with your payment in the enclosed business reply envelope. The deadline for ordering common stock is 5:00 p.m. Eastern Time _________, 1998.

         We invite the Company's directors, employees, the local community and members of the general public to become shareholders of Florida Business BancGroup, Inc. Through this Offering you have the opportunity to buy Common Stock without paying a commission or a fee.

         If you have additional questions regarding the Offering, please call
(813) 282-7242.

Sincerely,



Timothy A. McGuire

THE UNITS SHARES OF COMMON STOCK BEING OFFERED ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY. THIS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS.




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                             CERTIFICATE OF ADOPTION

         I hereby certify that the foregoing Bylaws were duly adopted pursuant to action taken by the Board of Directors dated the _____ day of ______________.



                                           /s/
                                           ------------------------------------
                                           Timothy A. McGuire
                                           President and Chief Executive Officer



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